Exhibit 23.1

CONSENT OF FRANK, RIMERMAN & CO. LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent auditors, we hereby consent to the inclusion of our report dated January 19, 2006 with respect to the financial statements of ViewCentral, Inc. in this Current Report on Form 8K/A of Rainmaker Systems, Inc. dated November 29, 2006.

FRANK, RIMERMAN & CO. LLP

San Jose, California

November 29, 2006